PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this "Agreement") is hereby made and entered into effective as of this 20 day of March, 2018 by and between AEI Net Lease Income & Growth Fund XX Limited Partnership, a Minnesota limited partnership (hereinafter referred to as the "Seller") and Sarex AA LLC, a Colorado limited liability company, or its assigns (hereinafter referred to as the "Buyer"). The Seller wishes to sell its interests in the fee simple title to that certain real property generally known as 1410 Jamboree Drive, Colorado Springs, CO 80920, as more particularly and legally described in the attached Exhibit A (the "Property"), and the Buyer wishes to purchase the fee simple title to the Property. The date on which last party hereto executes this Agreement is hereafter referred to as the "Effective Date."

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

1.	Property. The Property to be sold to Buyer in this transaction consists of an undivided 100% interest in the Property. Seller owns no interest in any personalty in connection with the Property.

2.	Lease. The Property is being sold subject to an existing Lease of the Property, dated May 11, 1987 and modified by that certain Lease Modification Agreement #1 executed on August 24, 1987 and amended by that certain Lease Amendment dated February 24, 1994 and further amended by that certain Amendment to Lease – Guaranty dated August 25, 2004, by that certain Third Amendment to Lease dated August 27, 2007, and by that certain Fourth Amendment to Lease dated April 6, 2015 (collectively, the "Lease") by and between the predecessor in interest to Seller, as lessor, and the predecessor in interest to Red Robin West Inc., as lessee (the "Tenant"). The Tenant's obligations under the Lease are guaranteed by Red Robin Gourmet Burgers, Inc., a Delaware corporation ("Guarantor") pursuant to that certain Guarantee of Lease dated August 25, 2004. The Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, all right, title, and interest of Seller in and to all leases and other agreements to occupy all or any portion of the Property that are in effect on the Effective Date or which Seller executed prior to Closing (as hereinafter defined) pursuant to the terms of this Agreement

3.	Purchase Price. The purchase price for the Property is $5,598,640 (the
"Purchase Price"). If all conditions precedent to Buyer's obligations to purchase have been satisfied, Buyer shall deposit the Purchase Price with the Closing Agent (as defined below) on or before the Closing Date.

4.	Terms. The Purchase Price for the Property will be paid by Buyer as follows:

a)
Within three (3) days of the Effective Date of this Agreement, Buyer will deposit $50,000 (the "Earnest Money") in an interest bearing account with First American Title Insurance Company, 1125 17th Street, Suite 500, Denver, Colorado 80202; Jordan Dunn; phone number: (303) 876-1152; email: jdunn@firstam.com (the "Closing Agent" or "Title Company"). Upon expiration of the Review Period, Earnest Money shall become non-refundable. The Earnest Money shall be credited against the Purchase Price when and if escrow closes and the sale is completed. In the event Buyer exercises its Extended Review Period option as provided in Section 6 of this Agreement, Buyer shall make an additional deposit of non-refundable earnest money with the Title Company in the amount of $25,000 prior to the expiration of the Review Period (the "Additional Earnest Money").

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b)	Buyer will deposit the balance of the Purchase Price into escrow in sufficient time to allow escrow to close on the closing date.

5.	Closing Date. Escrow shall close within thirty (30) days following the expiration of the Review Period or Extended Review Period, as applicable (the "Closing Date"), unless the parties mutually agree otherwise.

6.	Due Diligence. Within seven (7) days of the Effective Date of this Agreement,
Seller shall provide, to the extent such items are in its possession, the items listed on Exhibit B (the "Due Diligence Items"). Buyer will have thirty (30) days from the Effective Date of this Agreement (the "Review Period") to review the Due Diligence Items, conduct all of its inspections subject to notice provisions of the Lease, and satisfy itself regarding the Property and this transaction, including without limitation a review of the Lease and securing any necessary financing.

Notwithstanding the foregoing, Buyer shall have an option to extend the Review Period for one (1) additional period of fifteen (15) days if such additional time is required to secure necessary financing (the "Extended Review Period"). As a condition of Buyer's exercise of this Extended Review Period option, Buyer shall deposit the Additional Earnest Money pursuant to the terms of Section 4 hereof and give notice of such exercise to Seller prior to the expiration of the Review Period. Buyer agrees to indemnify and hold Seller harmless for any loss or damage to the Property or persons caused by Buyer or its agents arising out of such physical inspections of the Property, and this indemnity shall survive closing or termination of this agreement.

Buyer may cancel this Agreement before the expiration of the Review Period for any reason in its sole discretion by delivering a cancellation notice, return receipt requested, to Seller and Closing Agent. Such notice shall be deemed effective only upon receipt by Seller. If this Agreement is not cancelled as set forth herein, the Earnest Money shall be non-refundable unless Seller shall default hereunder.

If Buyer exercises the Extended Review Period option, Buyer may cancel this Agreement before the expiration of the Extended Review Period for failure to secure necessary financing by delivering a cancellation notice, return receipt requested, to Seller and Closing Agent. Such notice shall be deemed effective only upon receipt by Seller. If this Agreement is not cancelled as set forth herein, the Additional Earnest Money shall be non-refundable unless Seller shall default hereunder.

If Buyer cancels this Agreement as permitted under this Section, except for any escrow cancellation fees charged by the Title Company and any liabilities under this Agreement and those provisions stating otherwise (which will survive), Seller (after execution of such documents reasonably requested by Seller to evidence the termination hereof) shall return to Buyer its Earnest Money, but not any non-refundable Additional Earnest Money, and any interest thereon, and Buyer will have  no further rights, claims or interest of any type in connection with the Property.

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Unless this Agreement is cancelled by Buyer during the Review Period pursuant to the terms hereof, Seller shall be entitled to retain the Earnest Money, which will be applied to the Purchase Price at Closing. Without regard to whether Buyer cancels this Agreement during the Review Period, if Buyer exercises its right to the Extended Review Period, the Additional Earnest Money, if any, shall be non-refundable. If Buyer fails to close this transaction at no fault of Seller, Buyer will be irrevocably deemed in default of this Agreement. Upon default by Buyer, Seller may retain the Earnest Money as its sole and exclusive remedy and declare this Agreement null and void, in which event Buyer will be deemed to have cancelled this Agreement and relinquish all rights in and to the Property.  If this Agreement is not cancelled and the Earnest Money deposit, along with the Additional Earnest Money deposit if applicable, is made as required by Section 4 hereof, the Review Period and Extended Review Period will be deemed satisfied by Buyer.

7.	Escrow. Seller shall open escrow, and Buyer's shall deposit its Earnest Money funds in escrow with the Title Company, within three (3) days of the Effective Date of this Agreement. A copy of this Agreement will be delivered to the Title Company and will serve as escrow instructions together with the Title Company's standard instructions, any additional instructions required by Seller and/or Buyer or their respective counsels, and any additional instructions required by the Title Company to clarify its rights and duties. The parties agree to sign these additional instructions. If there is any conflict between these other instructions and this Agreement, this Agreement shall control.

8.	Title. Seller shall, at its sole expense, within seven (7) days of the Effective
Date of this Agreement, order an updated title commitment, along with underlying documents including any easement or declarations/CAM affecting the Property, for an ALTA Owner's title insurance policy. Closing will be conditioned on the agreement of the Title Company to issue a Standard Owner's Title Insurance Policy, dated as of the closing date, in an amount equal to the Purchase Price, insuring that Buyer will own insurable title to the Property subject only to: the Title Company's standard exceptions; current real property taxes and assessments; survey exceptions; the rights of parties in possession pursuant to the Lease; all matters of public record; and other items disclosed to Buyer during the Review Period. Buyer may, at its sole expense, order an updated ALTA survey.

Buyer shall be allowed twenty-five (25) days after receipt of said commitment for examination and the making of any objections to marketability thereto, said objections to be made in writing or deemed waived. If any objections are so made, Seller shall be allowed until Closing to cure such objections and make such title marketable or, in the alternative, to obtain a commitment for insurable title insuring over Buyer's objections. If Seller shall decide to make no efforts to make title marketable, or is unable to make title marketable or obtain insurable title in the time allowed hereunder, (after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof) Buyer's Earnest Money will be returned, and this Agreement shall be null and void and of no further force and effect. Seller has no obligation to spend any funds or make any effort to satisfy Buyer's objections, if any.

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Pending satisfaction of Buyer's objections, the payments hereunder required shall be postponed, but upon satisfaction of Buyer's objections and within ten (10) days after written notice to the Buyer of satisfaction of Buyer's objections, the parties shall perform this Agreement according to its terms.

9.	Closing Costs. Buyer and Seller will split all escrow and closing fees equally, provided that Buyer shall pay any and all transfer taxes and/or transfer fees. Seller shall pay recording fees for the deed and the documents required to remove any encumbrances. Seller shall pay the Standard Owner's Title Insurance Policy premium in the full amount of the Purchase Price. Title search and exam fees shall be included in the Owner's Policy Premium. Buyer will pay the full cost of any special endorsements required by the Buyer. Buyer will pay the cost of updating any due diligence provided by Seller, if Buyer requires the same be updated, including any updated survey costs. Seller shall pay no brokerage commissions other than a brokerage commission to Seller's broker as provided by separate agreement. Except as set forth above, both parties represent to the other that they have not been represented by a broker, and agree to hold the other harmless from any claim of brokerage commission by, through, or as a result of representation of the other party. Each party will pay its own attorney's fees and costs to document and close this transaction.

10.	Real Estate Taxes, Special Assessments and Prorations.

a)
The responsibility for all real property taxes for the current tax period and all expenses (including but not limited to common area maintenance expenses and fees), if any, that are the responsibility of Seller, shall be prorated between Buyer and Seller as of the date of Closing.

b)
All income and all operating expenses from the Property, if any, shall be prorated between the parties and adjusted by them as of the date of Closing. Seller shall be entitled to all income earned, and shall be responsible for all expenses incurred, prior to the date of Closing. Buyer shall be entitled to all income earned, and shall be responsible for all operating expenses of the Property incurred, on and after the date of closing. Seller will be responsible for notifying Buyer of any rent payments received from Tenant after closing and arranging for payment of such amounts to Buyer in a timely manner.

11.	Seller's Representation and Agreements.

a)	Seller represents and warrants as of this date that:

1.	Except for the existing Lease with the existing Tenant, Seller is not aware of any leases of the Property.

2.	Seller is not aware of any pending or threatened litigation or condemnation proceedings against the Property or Seller's interest in the Property.

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3.	Except as previously disclosed to Buyer and as permitted in paragraph (b) below, Seller is not aware of any contracts Seller has executed that would be binding on Buyer after the closing date.

b)
Provided that Buyer performs its obligations as required, Seller agrees that it will not enter into any new contracts that would materially affect the Property and be binding on Seller after the Closing Date without Buyer's prior consent, which will not be unreasonably withheld or delayed.

12.	Disclosures.

a)
Seller has not received any notice of any material, physical, or mechanical defects of the Property, including without limitation, the plumbing, heating, air conditioning, and ventilating, electrical system. To the best of Seller's knowledge without inquiry, all such items are in good operating condition and repair and in compliance with all applicable governmental, zoning, and land use laws, ordinances, regulations and requirements. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing, and Buyer may terminate this Agreement and the Earnest Money will be returned.

b)
Seller has not received any notice that the use and operation of the Property is not in full compliance with applicable building codes, safety, fire, zoning, and land use laws, and other applicable local, state and federal laws, ordinances, regulations and requirements. If Seller shall receive any such notice prior to Closing, Seller will inform Buyer prior to Closing, and Buyer may terminate this Agreement and the Earnest Money will be returned.

c)
Seller has not received any notice that the Property is in violation of any federal, state or local law, ordinance, or regulations relating to industrial hygiene or the environmental conditions on, under, or about the Property, including, but not limited to, soil, and groundwater conditions. To the best of Seller's knowledge, there is no proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Property or the migration of Hazardous Materials from or to other property. Buyer agrees that Seller will have no liability of any type to Buyer or Buyer's successors, assigns, or affiliates in connection with any Hazardous Materials on or in connection with the Property either before or after the Closing Date, except such Hazardous Materials on or in connection with the Property arising out of Seller's gross negligence or intentional misconduct. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing, and Buyer may terminate this Agreement and the Earnest Money will be returned.

d)
Buyer agrees that it is purchasing the Property in its present condition, "as is, where is," and Seller has no obligations to construct or repair any improvements thereon or to perform any other act regarding the Property, except as expressly provided herein.

e)
Buyer acknowledges that, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any representations or information provided by Seller or to be provided by Seller, except as set forth herein. Buyer further acknowledges that the information provided, or to be provided, by Seller with respect to the Property was obtained from a variety of sources and Seller has not (a) made independent investigation or verification of such information, and (b) makes no representations as to the accuracy or completeness of such information, except as herein set forth. The sale of the Property as provided for herein is made on an "as-is, where-is" basis and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified herein in Section 11 herein and this Section 12, Seller makes no warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, suitability for lease, suitability for commercial purposes, merchantability, or fitness for a particular purpose, in respect of the Property. Seller makes no representations of any sort that ownership of the Property will result in a profit to any Buyer.

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f)
Buyer acknowledges that Seller cannot, and does not, make any representation as to (a) the success, or lack thereof, of the Property, or (b) the appropriateness of purchasing the Property for the Buyer's individual tax or financial situation or tax or financial objectives.  Buyer acknowledges that he or she is relying solely upon his or her own examination of the Property and all facts surrounding the purchase of the Property including the merits and risks involved therein, and is not expecting the current lessee of the property to continue its Lease post-closing of the sale of the Property to Buyer unless otherwise provided in the Lease.

The Parties agree that the provisions of this Section 12, subsections d) through f), shall survive Closing.

13.	Closing.

a)
Before the closing date, Seller will deposit into escrow an executed special warranty deed warranting title against lawful claims by, through, or under a conveyance from Seller, but not further or otherwise, conveying insurable title of the Property to Buyer, subject to the exceptions contained in Section 8 above.

b)
On or before the closing date, Buyer will deposit into escrow the balance of the Purchase Price when required under Section 4 and any additional funds required of Buyer (pursuant to this Agreement or any other agreement executed by Buyer) to close escrow. Both parties will deliver to the Title Company any other documents reasonably required by the Title Company to close escrow.

c)
On or before the closing date, Seller will deliver or cause to be delivered to Buyer, at Seller's expense, an Assignment and Assumption of Lease, duly executed and acknowledged by Seller, assigning all of Seller's interest in, to, and under the Lease.

d)
On the closing date, if escrow is ready to close, the Title Company will: record the deed in the official records of the county where the Property is located; cause the Title Company to commit to issue the title policy; immediately deliver to Seller the portion of the Purchase Price deposited into escrow by cashier's check or wire transfer (less debits and prorations, if any); deliver to Seller and Buyer a signed counterpart of the Title Company's certified closing statement, and take all other actions necessary to close escrow.

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14.
Defaults.  IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BY REASON OF A DEFAULT OF BUYER UNDER THIS AGREEMENT, THE EARNEST MONEY (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES, AS SELLER'S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AS A RESULT OF SUCH DEFAULT.  THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  THEREFORE, BY SEPARATELY INITIALING THIS SECTION, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY OF $50,000, PLUS OPTIONAL ADDITIONAL EARNEST MONEY OF $25,000, HAS BEEN AGREED UPON AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR BY REASON OF BUYER'S DEFAULT.  BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISIONS COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL OR HAD THE OPPORTUNITY TO SEEK COUNSEL TO UNDERSTAND THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED. IF SELLER SHALL DEFAULT HEREUNDER, BUYER SHALL HAVE THE RIGHT OF SPECIFIC PERFORMANCE OR CANCELLATION AND RETURN OF ITS EARNEST MONEY, BUT SHALL NOT BE ENTITLED TO ANY ACTION FOR DAMAGES.

15.	Buyer's Representations and Warranties.

a)	Buyer represents and warrants to Seller as follows:

1.
In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Buyer, Buyer shall perform, execute and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing, any and all further acts, deeds and assurances as Seller or the Title Company may require and be reasonable in order to consummate the transactions contemplated herein.

2.
Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

b)
To Buyer's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

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16.	Damages, Destruction and Eminent Domain.

a)
If, prior to closing, the Property or any part thereof be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement to the extent that the cost of repair exceeds $10,000.00, this Agreement shall become null and void, at Buyer's option exercised, if at all, by written notice to Seller within ten (10) days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (i) all contingencies set forth in Paragraph 6 hereof have been satisfied, or waived; and (ii) any ten-day period provided for above in this Subparagraph 16a for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer's right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the Purchase Price, and Seller shall assign to Buyer the Seller's right, title, and interest in and to all insurance proceeds (pro-rata in relation to the Property) resulting from said damage or destruction to the extent that the same are payable with respect to damage to the Property, subject to rights of any Tenant of the Property.

b)	If the cost of repair is less than $10,000.00, Seller shall credit Buyer for the cost of the repairs. Buyer shall then be obligated to otherwise perform hereunder.

c)
If, prior to closing, the Property, or any part thereof, is taken by eminent domain, this Agreement shall become null and void at Buyer's option. If Buyer elects to proceed to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the Purchase Price, and Seller shall assign to Buyer the Seller's right, title, and interest in and to any award made, or to be made, in the condemnation proceeding pro-rata in relation to the Property, subject to rights of any Tenant of the Property.

d)
In the event that this Agreement is terminated by Buyer as provided above in Section 16(a) or (b), the Earnest Money shall be immediately returned to Buyer after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof.

17.	1031 Exchange.

If Seller is selling the Property for purposes of a tax-deferred exchange, Seller acknowledges that Buyer has made no representations, warranties, or agreements to Seller or Seller's agents that the transaction contemplated by the Agreement will qualify for such tax treatment, nor has there been any reliance thereon by Seller respecting the legal or tax implications of the transactions contemplated hereby. Seller further represents that it has sought and obtained such third party advice and counsel as it deems necessary in regards to the tax implications of this transaction.

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If Seller wishes to novate/assign the ownership rights and interest of this Purchase Agreement to a third party who will act as Accommodator to perfect the 1031 exchange by preparing an agreement of exchange of Real Property, the Accommodator will be an independent third party purchasing the ownership interest in subject property from Seller and selling the ownership interest in subject property to Buyer under the same terms and conditions as documented in this Purchase Agreement. Seller asks the Buyer, and Buyer agrees to cooperate in the perfection of such an exchange if at no additional cost or expense to Buyer or delay in time. Seller hereby indemnifies and holds Buyer harmless from any claims and/or actions resulting from said exchange. Pursuant to the direction of the Accommodator, Seller will deed the property to Buyer.

18.	Cancellation. If any party elects to cancel this Agreement because of any breach by another party or because escrow fails to close by the agreed date, the party electing to cancel shall deliver to escrow agent a notice containing the address of the party in breach and stating that this Agreement shall be cancelled unless the breach is cured within 13 days following the delivery of the notice to the escrow agent. Within three days after receipt of such notice, the escrow agent shall send it by United States Mail to the party in breach at the address contained in the Notice and no further notice shall be required. If the breach is not cured within the 13 days following the delivery of the notice to the escrow agent, this Agreement shall be cancelled.

19.	Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which shall constitute one and the same instrument.

20.	Expiration. Buyer is submitting this offer by signing a copy of this Agreement and delivering it to Seller. Seller has five (5) business days from receipt within which to accept this offer. When executed by both parties, this Agreement will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller, and their respective successors and assigns.

21.	Choice of Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Colorado.

22.	Notices. All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or by facsimile transaction to the respective fax number(s) set forth below with printed confirmation of receipt thereof, or by email to the respective email address set forth below, or to such other address as such party may hereafter designate by written notice to the other party. Notice given in accordance herewith shall be effective upon delivery to the address of the addressee.

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If to Seller:

AEI Exchange Services, Inc.
Attn: Phillip A. Branson, Esq.
1300 Wells Fargo Place
30 East Seventh Street
St. Paul, MN  55101
Phone: 651-227-7333 (for overnight courier purposes only)

With a copy to:

David M. Streier, Esq.
1300 Wells Fargo Place
30 East Seventh Street
St. Paul, MN 55101
Phone: 651-225-7727
dstreier@aeifunds.com

If to Buyer:

Sarex AA LLC
Arnon I. Neiss, Manager
8647 Burning Tree Drive
Franktown, CO 80116
Phone: 303-815-0575
Arnie.i.neiss@gmail.com

With a copy to:
Charles A. Miller
Miller & Urtz, LLC
1660 Lincoln St. Suite 2850
Denver, CO 80264
Phone: 303-861-1200
cam@millerurtz.com

23.	Miscellaneous.

a)
This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney's fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

b)
If this escrow has not closed by the Closing Date through no fault of Seller, Seller may, at its election, extend the closing date or exercise any remedy available to it by law, including terminating this Agreement.

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c)	Funds to be deposited or paid by Buyer must be good and clear funds in the form of cash, cashier's checks or wire transfers.

d)
All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by email to such address as may be designated and in use by Buyer or Seller, first class certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party.

24.	Assignment. With notice to Seller, this Agreement shall be assignable by Buyer to an affiliate or affiliates of Buyer.

[SIGNATURES ARE TO FOLLOW ON THE NEXT PAGE]
IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement effective as of the date last set forth below.

BUYER:
SAREX AA LLC

By: /s/ Arnon I Neiss

Print Name: ArnonI Neiss

Title: Director/Member

Date: 3/15/18

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SELLER:
AEI Net Lease Income & Growth Fund XX Limited Partnership,
a Minnesota limited partnership

By: AEI Fund Management XX, Inc.,
       a Minnesota corporation
Its: Corporate General Partner

By: /s/ Robert P Johnson
     Robert P. Johnson, its President

Date: March 20, 2018

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Exhibit A

LEGAL DESCRIPTION

LOT 2, CHAPEL HILLS COMMONS FILING NO 2. EXCEPT THAT PART CONVEYED TO
DEPARTMENT OF TRANSPORTATION, STATE OF COLORADO BY DEED RECORDED
JUNE 25, 1998 AT RECEPTION NO 98087418, COUNTY OF EL PASO, STATE OF
COLORADO.

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Exhibit B

The following Due Diligence Items will be provided by Seller to the extent such items exist in Seller's possession:

a)	A copy of Seller's existing Owner's Title Policy for the Property, with copies of its underlying documents;

b)	A copy of Seller's existing as-built ALTA survey and/or existing boundary ALTA survey of the Property;

c)
A complete copy of the Lease, and any amendments thereto, including but not limited to guaranties, amendments, assignments of lease and/or letter agreements, commencement agreements, memorandum of leases, project acceptance letter (wherein Tenant accepts possession of the property, if Tenant shall have issued the same or similar), and the most recent tenant estoppel in Seller's possession;

d)	A copy of Seller's existing Phase I Environmental Site Assessment report;

e)	A copy of the Tenant's existing insurance certificate(s) for the Property;

f)	A copy of Seller's existing insurance certificate(s) for the Property;

g)	A copy of the Certificate of Occupancy from the governing municipality;

h)	A copy of the Fire Sprinkler Certification for the improvements on the Property, if applicable;

i)	Copies of the existing final building plans and specifications for the improvements;

j)	A copy of the most recent real estate tax statement for the Property;

k)
A rental accounting for the last twelve (12) months (or such shorter period reflecting Tenant's occupancy of the Property) showing the date and amount of each rent payment (including any additional and escrowed amounts) received from Tenant;

l)	Copies of current and prior calendar year budget and reconciliation for the property as required under the Lease and/or any documents related to Common Area Maintenance "CAM" affecting the Property;

m)
Copies of all CAM related contracts and invoices for any contracted services, and the names, addresses and contact information for third parties to, and/or managers or administrators of,  any CAM pursuant to agreement, declaration, or reciprocal easements;

n)	Copies of any and all warranties respecting construction of the improvements, including but not limited to, HVAC system, structural, plumbing or electrical that have not expired by their terms.

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